Exhibit 77I(ii)
Effective March 31, 2017 the Registrant established
Class N shares of the Loomis Sayles Dividend Income
Fund, Loomis Sayles Global Growth Fund, Loomis
Sayles Senior Floating Rate and Fixed Income Fund and
Vaughan Nelson Select Fund.